AMENDMENT OF FIRSTFED FINANCIAL CORP.
               1997 NONEMPLOYEE DIRECTORS STOCK INCENTIVE PLAN

      Whereas, the FirstFed Financial Corp. 1997 Nonemployee Directors Stock Incentive Plan (the "Plan") is administered by the Compensation Committee of the Board of Directors pursuant to authority delegated to such Committee by the Board; and

      Whereas, the Committee may amend the Plan under delegated authority pursuant to Section 14 of the Plan; and

      Whereas, the Committee determined that the present definition of "Change of Control" as set forth in Section 4.2 of the Nonstatutory Stock Option Agreements between the participants in the Plan and the Company (the "Agreements") fails to provide an exception from acceleration for a change in directors resulting from normal retirement, and provides for immediate acceleration upon stockholder approval of a plan or proposal for acquisition of the Company notwithstanding the fact that significant conditions precedent, including but not limited to regulatory approval, would be required for consummation of such a transaction, and is not in the best interest of the Company as presently worded; and

      Whereas, the Committee determined that the Agreement should be revised as set forth herein;

      Now, therefore, the second sentence of Section 4.2 of the form of the Agreement, as well as all existing Agreements (to the extent agreed in writing by the participants therein) shall be revised to read as follows:

      "For the purpose of this Agreement, a "Change of Control" of the Grantor shall be deemed to occur if: (i) any "erson"(as that term is used in sections 13(d) and 14(d) of the Exchange Act), is or becomes the "eneficial owner"(as that term is defined by the Securities and Exchange Commission for purposes of Section 13(d) of the Exchange Act), directly or indirectly, of 25% or more of the outstanding Voting Stock of the Grantor or its successors; or (ii) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Grantor cease, for any reason other than death, disability or normal retirement, to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least 75% of the directors still in office who were directors at the beginning of the period; or (iii) upon any reorganization, merger or consolidation of Grantor with one or more corporations (other than a reorganization, merger or consolidation in which persons who were the stockholders of Grantor immediately prior to such reorganization, merger or consolidation, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities); or upon the sale of all or substantially all the assets of Grantor ."

       This change shall be retroactive to the effective date of the Plan.

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